SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C.  20549



                                 FORM 8-K

                              CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange
                                Act of 1934

Date of Report (Date of earliest event reported) June 6, 1994
                                                (May 26, 1994)


                           TORCHMARK CORPORATION
          (Exact name of registrant as specified in its charter)


     Delaware              1-8052               63-0780404
(State or other          (Commission File    (I.R.S. Employer
jurisdiction of                Number)          Identification No.)
incorporation)

     2001 Third Avenue South, Birmingham, Alabama      35233
     (Address of principal executive offices)          (Zip Code)


Registrant's telephone number, including area code: (205) 325-4200


                                   None
       (Former name or former address, if changed since last report)




                         Index of Exhibits page 3.

                Total number of pages in this report is 4.

Item: 5.  Other Events


     As previously reported in the Form 10-K for the fiscal year ended December 31, 1993, litigation was filed in May 1992 against Liberty National Life Insurance Company ("Liberty National") in the Circuit Court for Barbour County, Alabama (Robertson v. Liberty National, Case No.: CV-92-021). This suit was amended in October 1992 to include claims on behalf of a class of Liberty National policyholders alleging fraud in the exchange of certain cancer insurance policies. It seeks substantial equitable and injunctive relief and unspecified compensatory and punitive damages. A policyholder class was certified by the Barbour County Court in March 1993. Additionally, subsequent to the class certification, a number of individual lawsuits based on substantially the same allegations as in Robertson were filed by plaintiffs in Alabama, Georgia, Florida and Mississippi. Four additional class action suits also based upon substantially the same allegations as in Robertson were filed in Mobile County, Alabama (Adair v. Liberty National, Case No.: 93-958 and Lamey v. Liberty National, Case No.:
CV 93-1256) and in Polk County, Florida (Howell v. Liberty National, Case No.: GC-G 93-2023 and Scott v. Liberty National, Case No.: GC-G 93-2415) after the class certification. Lamey and Adair are presently stayed pending the outcome of Robertson, and Howell and Scott are also the subject of temporary stay orders.
The individual post-class certification lawsuits have been stayed as well.

     On October 25, 1993, a jury in the Circuit Court for Mobile County, Alabama rendered a one million dollar verdict ($1,000 actual damages) against Liberty National in McAllister v. Liberty National, Case No.: CV-92-4085, one of twenty-five suits involving cancer policy exchanges which were filed prior to class certification in the Barbour County litigation. Liberty National filed appropriate post-judgment motions and has appealed the McAllister verdict. Previously, another judge in the Mobile County Court had granted a summary judgment in favor of Liberty National in another substantially similar suit in which no cancer claims had been submitted (Boswell v. Liberty National, Case No.: CV-92-3342), which was appealed to the Alabama Supreme Court. On May 13, 1994, the Alabama Supreme Court reversed and remanded Boswell holding that the plaintiffs had alleged injury or damages in the form of the additional policy premiums paid which were sufficient to withstand a motion to dismiss. Following this order and pending a petition for rehearing, the Boswell case was settled. Including the McAllister case, only four of the preclass certification individual cancer exchange cases remain active at this time.

     The Robertson litigation was tentatively settled pending a fairness determination by the Court after a hearing was held on January 20, 1994. Class members were mailed notice of the hearing and the proposed settlement.


     On February 4, 1994, the Circuit Court for Barbour County, Alabama ruled that with a $16 million increase in the value of equitable and monetary relief contained in the proposed Robertson settlement from approximately $39 million to $55 million, the settlement would be fair and would be approved, provided that the parties to the litigation accepted the amended settlement within fourteen days of the issuance of the ruling. On February 17, 1994, the Court extended for two weeks the period for filing objections to or accepting the court's order conditionally approving the class action settlement. On February 22, 1994, the Court entered an order in the Robertson litigation, which delayed any final decision on the proposed class action settlement and various motions to modify it (including motions to delete Torchmark from the settlement release), pending certain specified discovery to be completed within 90 days from the date the order was entered. In the order, the Court directed limited additional discovery regarding whether Torchmark had any active involvement in the cancer policy exchanges. Pending completion of limited additional discovery, the Court reserved jurisdiction and extended the deadline for acceptance or rejection of the modifications set forth in the February 4, 1994 order. On May 6, 1994, the Court entered an order in the Robertson litigation setting a hearing on May 19, 1994 on all outstanding motions in that case. At the hearing, intervenors were granted an additional week to file materials with the Court. The Court indicated that a final ruling was likely to be entered some time thereafter.

      On May 26, 1994, the Barbour County Court entered an Order and Final Judgment in the Robertson litigation, making final the findings and conclusions of its February 4, 1994 Order. That Order has been approved by the parties to the action. The discovery regarding the propriety of Torchmark's release by the settlement agreement was concluded prior to the entry of the Order and Final Judgement and Torchmark was included in the release. Torchmark believes that it is highly likely that intervenors will pursue an appeal of the ruling to the Supreme Court of Alabama.

     In connection with orders of the Barbour County Circuit Court, Torchmark had provided for the $55 million proposed amended settlement charge in its 1993 financial reports prior to final approval of the settlement.


     Item 7.  Financial Statements and Exhibits.

          No financial statements or exhibits are required to be filed herewith.








                                SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         TORCHMARK CORPORATION




Date: June 6, 1994        /s/ R. K. Richey
                                   R. K. Richey
                          Chairman and Chief Executive Officer